EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Capstone Turbine Announces Equity Offering
CHATSWORTH, Calif.—(BUSINESS WIRE) — Jan 19, 2007 — Capstone Turbine Corporation, (www.microturbine.com; Nasdaq: CPST), today announced an offering pursuant to its shelf registration of common stock and warrants at an offering price of $1.14 per unit in which it will issue 40,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock. The five-year warrants will be immediately exercisable at an exercise price of $1.30 per share. The financing is expected to close on or about January 24, 2007, subject to the satisfaction of customary closing conditions.
The Company intends to use the net proceeds from the transaction for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures. The net proceeds to the Company from the offering are expected to be approximately $42.5 million.
A.G. Edwards acted as placement agent for the offering and First Albany Capital acted as financial advisor.
A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from A.G. Edwards & Sons, Inc. at One North Jefferson, Saint Louis, Missouri 63116, (314) 955-3000.
About Capstone Turbine
Capstone Turbine Corporation (www.microturbine.com; Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped thousands of Capstone MicroTurbine™ systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

“Capstone Turbine Corporation” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.
This press release contains “forward-looking statements,” as that term is used in the federal securities laws, with regard to consummation of the financing and the anticipated use of proceeds. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Actual results could vary significantly based on a variety of factors, including factors described in Capstone’s recent filings with the Securities and Exchange Commission. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Source:	Capstone Turbine Corporation
Contact:	Capstone Turbine Corporation
Alice Barsoomian, 818-407-3628